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                                                                EXHIBIT NO. 99.1


                                 [LIN TV LOGO]



Contacts:   Investors:                                        Media:
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            VINCENT L. SADUSKY                                MARK SEMER
            LIN TV CORP.                                      KEKST AND COMPANY
            (401) 457-9403                                    (212) 521-4802


               LIN TV CORP. REVISES THIRD-QUARTER REVENUE ESTIMATE

    COMPLETE FINANCIAL RESULTS TO BE ISSUED, TELECONFERENCE AND LIVE WEBCAST

                        TO TAKE PLACE ON OCTOBER 28, 2004


PROVIDENCE, RI, OCTOBER 5, 2004 - LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported that it expects net revenue growth in the high single digits for the third quarter ended September 30, 2004. On July 29, 2004, LIN TV stated that it expected third-quarter revenue growth in the mid-teens. LIN TV is revising its expectations as a result of lower-than-expected political and automotive advertising spending in its markets, as well as the impact of recent hurricanes on its Puerto Rico stations.

LIN TV will report its complete third-quarter 2004 financial results before the opening of trading on Thursday, October 28, 2004. The Company will host a teleconference at 8:30 AM (Eastern time) to discuss the financial results.

The teleconference can be accessed live (listen-only) via the INVESTOR RELATIONS section of LIN TV's website at www.lintv.com. To access the teleconference by telephone, dial:

719-457-2657 (within the U.S.)
800-946-0782 (outside the U.S.)
Reference code: 879908

Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access.

For those unavailable to participate in the live teleconference, a replay can be accessed via the INVESTOR RELATIONS section of www.lintv.com from 11:30 AM on October 28 through midnight on November 5. To access the playback by telephone, dial:

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719-457-0820 (within the U.S.)
888-203-1112 (outside the U.S.)
Reference code: 879908


Safe Harbor Statement
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This press release may include statements that may constitute "forward-looking statements," including estimates of future business prospects or financial results and statements containing the words "believe," "estimate," "project," "expect," or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

About LIN TV
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LIN TV Corp. operates 23 television stations in 13 markets, two of which are LMAs. The Company also owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. Finally, LIN is a 1/3 owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement. Financial information and overviews of LIN TV's stations are available on the Company's website at www.lintv.com.